EXHIBIT 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President Spectrum Pharmaceuticals, Inc. (949) 743-9295	Anna Kazanchyan, M.D. Spectrum Pharmaceuticals, Inc. (949) 743-9215

Spectrum Pharmaceuticals Reports Year End 2003
Financial Results and Highlights

Spectrum to Hold Conference Call Today, Tuesday, March 30, 2004
at 10 a.m. EST
Dial 800 374 2359 Conference I.D. # 6432077

     IRVINE, Calif., March 30, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) yesterday reported a net loss for the year ended December 31, 2003 of approximately $10.4 million compared to a net loss of approximately $17.6 million in 2002.

     The approximately $7.2 million decrease in net loss principally reflects the reduction of approximately $8.0 million in research and development expenses as a result of the restructuring, initiated in August 2002, whereby all research activities outside of the Company’s current focus in oncology were eliminated.

     During 2003, the Company secured new financing in excess of $30 million. As of December 31, 2003, the company had cash, cash equivalents and marketable securities of approximately $26.4 million, compared to approximately $1.6 million at the end of December 31, 2002.

     As of December 31, 2003 and March 19, 2004, there were 8,097,927 and 10,003,670 shares of common stock outstanding, respectively. In addition, as of March 19, 2004, security holders held preferred stock which, if converted, would obligate the Company to issue up to approximately 2 million shares of common stock, and options and warrants which, if exercised, would obligate the Company to issue up to approximately 7 million additional shares of common stock for potential aggregate proceeds of approximately $32 million.

     Revenue decreased from $2.4 million in 2002 to $1.0 million in 2003, reflecting the irregular nature of milestone payments under the ongoing co-development agreement for satraplatin with GPC Biotech AG.

     Research and development expenses decreased from $11.7 million in 2002 to $3.7 million in 2003. The decrease in research and development expense reflects the elimination of all research activities related to the Company’s former lead drug candidate, Neotrofin, functional genomics and neurology as a result of the restructuring initiated in August 2002, whereby the Company refocused its efforts on developing its oncology and generics drug candidates.

     General and administrative expenses increased from $3.7 million in 2002 to $5.0 million in 2003, due to an increase in legal and professional fees primarily incurred in successfully addressing the Nasdaq delisting notice we received in March 2003 and in complying with securities laws, including new SEC and Sarbanes-Oxley Act rules and regulations, advancement of our oncology and generic business strategy, severance obligations and lower allocation of general and administrative costs to research and development as a result of the restructuring initiated in August 2002. Substantially offsetting these increases were reductions in miscellaneous corporate overhead, including personnel and occupancy costs due to reductions in the workforce as part of the restructuring implemented during 2002.

     The company reported a per share loss in 2003 of $4.83 per share which included certain non-cash charges related to stock-based compensation and preferred stock “deemed dividends” in relation to financings. The non-cash stock-based compensation expense of $2.6 million related primarily to stock awards and stock options granted to employees that had later measurement dates than either the original or originally intended grant dates, primarily due to timing delays in obtaining clearance under state security laws during a period when the Company’s stock price was rising rapidly. The preferred stock “deemed dividend” of approximately $9.5 million represents the beneficial conversion features contained in the Company’s Series D 8% Cumulative Convertible Voting Preferred Stock and Series E Convertible Voting Preferred Stock, both issued during the 2003 fiscal year. This dividend is an accounting book-entry reallocation of shareholders equity, and does not affect assets, liabilities or total net loss. It is, however, treated as an accounting charge in computing loss per share attributable to common stock.

     “2003 was a watershed year for Spectrum Pharmaceuticals as we set out to implement the business strategy that was unveiled in August, 2002. I am proud to say that we ended 2003 achieving many of the ambitious goals that we had set for ourselves,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “As a result, we believe we have begun 2004 in a very strong position to continue to advance and broaden our portfolio of product candidates through the acquisition of at least one clinical-stage oncology product candidate and filing of several additional generic Abbreviated New Drug Applications (ANDA), among other things. We also hope to begin to generate revenue from the sale of our first generic drug, ciprofloxacin, upon FDA approval. In addition, one of our goals for 2004 is to transfer our common stock back to the NASDAQ National Market.”

Highlights of Spectrum Pharmaceuticals’ accomplishments in 2003 and goals for 2004 and beyond

Oncology product candidates

Satraplatin

2003 and Year-to-Date Highlights

•Results from a randomized, 50-patient study initiated in June 1998 in first-line chemotherapy in hormone refractory prostate cancer (HRPC) by Bristol-Myers Squibb were presented at one of the world’s largest and most prestigious cancer meetings, the American Society of Clinical Oncology (ASCO) Annual Meeting, in June 2003. These data demonstrated statistically significant improvement in time to disease progression and doubling of progression-free survival in the satraplatin-treated group compared to the control group.

•In September 2003, satraplatin, a third generation oral platinum-containing chemotherapy agent that is being co-developed with GPC Biotech, began a Phase 3 pivotal trial as second-line chemotherapy for HRPC, following completion of a Special Protocol Assessment by the U.S. Food and Drug Administration (FDA).

•Also in September 2003, the FDA granted fast-track designation to satraplatin.

•In February 2004, the Phase 3 trial was expanded in Europe using the SPARC (Satraplatin and Prednisone Against Refractory Cancer) trial, after the receipt of a Scientific Advice Letter from the European Agency for the Evaluation of Medicinal Products.

•Two abstracts on pre-clinical activity of satraplatin were presented at recent conferences, one in taxane-resistant tumor cells (at the 1st Conference on Cancer Therapeutics-Molecular Targets, Pharmacology and Clinical Applications, sponsored by the International Chemotherapy Society) and the other on the cytotoxic activity of satraplatin and its metabolites in human prostate carcinoma cell lines (at the 95th Annual Meeting of the American Association for Cancer Research).

Goals for 2004 and beyond

•Initiation of multiple Phase 1/2 demonstrational trials of satraplatin in combination with taxanes and radiation therapy in various cancers in the second half of 2004, with initial data expected as early as 2005.

•A New Drug Application submission based on results from the ongoing Phase 3 pivotal SPARC trial is planned for 2006.

EOquin™

2003 and Year-to-Date Highlights

•In November 2003, EOquin™, a synthetic prodrug or inactive drug compound which is activated by certain enzymes present in higher amounts in cancer cells than in normal tissues, begun a multi-national, multi-center Phase 2 trial for its initial indication, superficial bladder cancer.

•In November 2003, we presented results from the Phase 1 trial of EOquin™ at the AACR-NCI-EORTC conference on new targets in cancer therapy. Data demonstrated that EOquin™ was safe, with no systemic toxicity, was well tolerated at the dose level chosen for the Phase 2 trials, and demonstrated an initial indication of anti-tumor activity against superficial bladder cancer. Six of eight treated patients showed a complete response (complete disappearance of the tumor as confirmed by biopsy). Of these six patients, none has experienced a recurrence, and two were free of tumor recurrence at the end of 12 months.

Goals for 2004 and beyond

•Complete enrollment in Phase 2 trials of EOquin™ in superficial bladder cancer.

•Initiate pre-clinical studies on potential utility of EOquin™ as adjunct to radiation therapy in certain cancers.

Elsamitrucin

2003 Highlights and Goals for 2004 and beyond

•In 2003, we continued preparation for initiation of clinical trials with elsamitrucin, an anti-tumor antibiotic that acts as a dual inhibitor of two key enzymes involved in DNA replication, in particular, securing adequate drug supplies, and preparing the clinical trial study protocol and selecting investigators.

•In the second quarter of 2004, we plan to initiate an approximately 80 patient expanded Phase 2 trial on elsamitrucin in patients with refractory non-Hodgkin’s lymphoma.

Generic drug candidates

2003 and Year-to-Date Highlights

•During 2003, we filed ANDAs with the FDA for three generic drug candidates: ciprofloxacin, carboplatin and fluconazole.

•We entered into an agreement with an India-based pharmaceutical manufacturer, FDC Limited, for the exclusive supply of ophthalmic and otic generic drugs for sales in the United States, and into an exclusive agreement with Lannett Company for the distribution of ciprofloxacin in the United States.

•In January 2004, our generic drug manufacturing partner in India, J.B. Chemicals & Pharmaceuticals, Limited received FDA approval of one of its pharmaceutical manufacturing facilities in India to manufacture tablet dosage forms of drug products, including ciprofloxacin, , for marketing in the United States, subject to approval of the drugs by the FDA.

Goals for 2004 and beyond

•Potential FDA approval of the ANDA for ciprofloxacin, with revenue from ciprofloxacin sales expected in the second half of 2004, if FDA approval is received.

•Filing ANDAs with the FDA for several additional generic drugs in 2004.

•Hope to generate revenue from sales of fluconazole and carboplatin beginning in 2005, subject to approval of the respective ANDAs by the FDA.

Conference call information

Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) will hold a conference call at 10 a.m. Eastern Standard Time (7 a.m. Pacific Standard Time) today, March 30, 2004.

Dr. Rajesh C. Shrotriya, Chairman, President and Chief Executive Officer, Shyam Kumaria, VP of Finance and Dr. Luigi Lenaz, President of Oncology Division will host the call and discuss the Company’s 2003 fiscal year results, as well as the company’s goals for 2004 and beyond.

In order to participate in the conference call, please call (800) 374-2359, conference ID 6432077, approximately ten minutes prior to the scheduled start time. A replay of the call will be available on Spectrum’s website at www.spectrumpharm.com.

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals’ is a pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary and generic drug products which have a primary focus on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA). Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. In addition, the Company has filed with the FDA three Abbreviated New Drug Applications for the generic drugs ciprofloxacin, carboplatin and fluconazole. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the ability to generate revenue, the ability to raise additional capital, the acquisition of additional drug compounds, the timing and success of future regulatory filings, the transfer of our common stock to the NASDAQ National market, the success of our drug candidates in their initial indications and other potential indications, capabilities of our strategic partners, the efficacy of satraplatin in patients with prostate cancer, including hormone-refractory prostate cancer, the potential success of satraplatin in its initial indication and other potential indications and any statements that relate to the intent, belief, plans or expectations of the company or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing drug candidates may not prove safe or effective, the possibility that our existing drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing drug candidates, if approved, may not be more effective, safer or more cost efficient that competing drugs, the possibility that pre-clinical or early clinical data may not be indicative of future results, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, announcements of new products by our competitors, our lack of revenues and need for additional financing, our warrant and options holders may not exercise their securities, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our management’s limited experience working together, our dependence on third parties for clinical trials, the possibility that the Nasdaq Stock Market may not approve of our application to transfer our common stock to the NASDAQ National Market and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Summary Statement of Operations
(In thousands, except Share and per share data)

	Year Ended December 31,
	2003	2002
Revenues	$1,000	$2,371

Operating expenses:
Research and development	3,683	11,706
General and administrative	5,049	3,691
Stock-based compensation	2,573	1,431
Restructuring expenses	163	3,050

Loss from operations	(10,468)	(17,507)
Other (expense) income, net, principally interest	78	(127)

Net loss	$(10,390)	$(17,634)

Basic and diluted loss per common share	$(4.83)	$(12.34)

Basic and diluted weighted average common shares outstanding	4,170,000	1,429,000

Summary Balance Sheets

	December 31,
	2003	2002
Cash, cash equivalents, marketable securities and short-term investments	$26,351	$1,578
Other current assets	413	993

Total current assets	26,764	2,571
Property and equipment, net and other assets	625	882

Total assets	$27,389	$3,453

Current liabilities	$3,108	$2,522
Long term liabilities and other	$—	$259
Stockholders’ equity	$24,281	$672

Total liabilities and stockholders’ equity	$27,389	$3,453